EXHIBIT 23.3
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The Board of Directors
LaSalle Partners Incorporated
200 East Randolph Drive
Chicago, Illinois  60601
United States of America




INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in the registration statement (No. 333-42193) on Form S-8 of LaSalle Partners Incorporated of our report dated 24 November 1998 with respect to the combined financial statements of Jones Lang Wootton - Irish Practice as of 31 December 1997 and 1996 and for each of the years in the three year period ended 31 December 1997, which report appears in the Current Report on Form 8-K of LaSalle Partners Incorporated dated 22 October 1998.





/S/ DELOITTE & TOUCHE



8 December 1998